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                                                                    EXHIBIT 99.2
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LUIGINO'S, INC.             FOR IMMEDIATE RELEASE
Paulucci Building           Contact:  407-321-7004
201 W. First St.
Sanford, FL 32771           February 9, 2001

                           Luigino's, Inc., Acquires
                         The All-American Gourmet Co.


     SANFORD, FL -Luigino's, Inc., privately held producer of Michelina's(R) brand frozen entrees and snacks, has today (February 9, 2001) purchased the All-American Gourmet Company from Heinz Frozen Food Company, thus acquiring the "Budget Gourmet(R)" and the "Budget Gourmet Value Classics(R)" brands of frozen entrees. Luiginio's is headquartered in Sanford, FL, and Duluth, MN.

     The acquisition was announced by Luigino's founder, owner and Chairman Jeno
F. Paulucci.

     As part of the transaction, an on-going manufacturing agreement with Heinz Frozen Food Company was reached. Following a transition period of about 45 days, Luigino's will make shipments of all Budget Gourmet orders from its present Michelina's(R) distribution centers.

     Paulucci created the Michelina's brand in 1990 with a small plant in Duluth, MN, with two production lines and eight frozen pasta entrees. It was expanded to two additional plants in Jackson, Ohio, encompassing approximately 600,000 square feet.

     In its first 10 years, the Michelina's brand has been established as a leader in product quality, value and innovation. "Today there are Michelina's labels on more than 200 frozen products throughout the U.S. and Canada, as well as in the United Kingdom, Australia, New Zealand and other countries," according to Ron Bubar, President and Chief Executive Officer.
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     " Michelina's sales volume for 2000 was about $350 million, Bubar noted, adding:

     "Now, through the acquisition of the Budget Gourmet and the Budget Gourmet Value Classics brands, we can give consumers an even broader and more varied selection with these two complete and separate lines of frozen entrees - Michelina's(R) and Budget Gourmet(R)."

     Octogenarian Paulucci is widely known as an innovator and an entrepreneur throughout his 70-year career in the foods industry.

      Among the more than 50 companies and organizations he has created and led are these food companies: Chun King Corporation, Wilderness pie fillings, Jeno's, Inc., and Jeno's Pizza Rolls, and upon sale of Chun King to R.J. Reynolds Tobacco, he served as founding Chairman of R.J. Reynolds Foods, which later became RJR-Nabisco.
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